Exhibit 99.1

GulfMark Offshore Announces Retirement of Bruce Streeter and Appointment of Quintin Kneen as President and Chief Executive Officer

HOUSTON, Feb. 14, 2013 (GLOBE NEWSWIRE) — GulfMark Offshore, Inc. (NYSE:GLF) announced managerial retirements and promotions.

Mr. David Butters, Chairman of the Board of GulfMark Offshore, announced that Bruce Streeter has elected to retire from the Company as an officer and director effective at our Annual Stockholders Meeting on June 4, 2013. Bruce has led the Company for 23 years since its inception as President and Chief Executive Officer. The Board thanks him for his years of service during which the Company grew from 11 ships to our current fleet of 70 ships. Mr. Butters said, “We all are indebted to Bruce for his many years of contributions. He has postured the Company as an effective global provider of offshore services.”

Mr. Butters also announced that Quintin Kneen, the Chief Financial Officer, would assume the additional role of President and Chief Executive Officer. Mr. Kneen has served the Company in various capacities since he joined the Company in 2008. David Rosenwasser was named as the Senior Executive Vice President and Chief Operating Officer. Mr. Butters continued, “We are excited about the management talent and the growth potential for our business. We have positioned ourselves with an experienced team that can lead our Company for years to come.”

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

The GulfMark Offshore, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7000

CONTACT: Michael Newman

        Investor Relations

        E-mail: Michael.Newman@GulfMark.com

        (713) 963-9522